Exhibit 10.1
INCENTIVE BONUS AGREEMENT
     This Incentive Bonus Agreement (this “Agreement”) is made as of February 20, 2007 by and between Wild Oats Markets, Inc., a Delaware corporation (the “Company”), and Gregory Mays (“Executive”).
     WHEREAS, Executive currently serves as interim Chief Executive Office (“CEO”) of the Company.
     WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger with the corporation named on Schedule I hereto and such corporation’s wholly-owned subsidiary (“Merger Sub”) pursuant to which the Company is to be merged with Merger Sub and as a result of such merger the shares of the Company’s common stock are to be converted into the right to receive an amount of cash set forth in such Agreement and Plan of Merger, as it may be amended from time to time (such merger transaction and any other business combination to which the Company is a constituent party and pursuant to which the shares of common stock of the Company are to be converted into the right to receive cash, other property or the securities of another entity, or any sale of all or substantially all of the Company’s assets are referred to herein as a “Company Sale Event”); and
     WHEREAS, the Company wishes to provide a sale bonus to Executive and additional incentives for Executive to remain an employee of the Company through the effective date of the consummation of a Company Sale Event (the “Effective Date”) and thereafter should no Company Sale Event be consummated;
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:
     1. Interim CEO Compensation. Executive shall be entitled to an increase in his future compensation as interim CEO to be at a rate of $100,000 per month, commencing February 1, 2007, in addition to reimbursement of reasonable out-of-pocket expenses incurred in the performance of his duties as interim CEO, including reasonable travel and housing expenses in accordance with the Company’s reimbursement policies as in effect from time to time.
     2. Sale Bonus. The Company shall pay to Executive a sale bonus of $750,000, less applicable withholding (the “Sale Bonus”), payable at the close of a Company Sale Event.
     3. Grant of RSUs. On or about October 26, 2006, the Company agreed to grant Executive 20,000 fully vested restricted stock units (“RSUs”) at a future date (the “Initial RSUs”) and that, at such time as a new CEO were appointed, the Board of Directors of the Company, at its discretion, contemplated granting to Executive an additional 10,000 fully vested RSUs to Executive (the "Additional RSUs”). The Company hereby grants the Initial RSUs to Executive, which RSUs are fully vested. The Company hereby further grants the Additional RSUs to Executive which RSUs shall vest on the earlier to occur of (i) the consummation of a Company Sale Event or (ii) the appointment of a New CEO (as defined below) in the latter case following termination of the Agreement and Plan of Merger, subject in each case to the provisions of Section 5 hereof. In addition, in order to induce Executive to stay with the Company as interim CEO and assist in the recruitment and hiring of a New CEO in the event the Agreement and Plan of Merger is terminated and the merger contemplated therein is not consummated (a “Merger Termination”), the Company hereby agrees to grant to Executive an additional 15,000 fully vested RSUs (the “Contingent RSUs”) in the event the Merger Termination has occurred and no other Company Sale Event has then been consummated, which grant shall occur upon the earlier of the hiring of a New CEO or December 31, 2007, subject in each case to the provisions of Section 5 hereof. In the event the Contingent RSUs are granted and a Company Sale Event is thereafter consummated on or prior to February 21, 2008, the grant value of the Contingent RSUs (calculated by the product of (x) 15,000 and (y) the closing market price of the

Company’s common stock on the date the Contingent RSUs are granted) shall reduce the amount of any Sale Bonus which subsequently becomes payable hereunder.
     4. Exclusive Bonus. Other than with respect to payment of merger consideration for shares of Common Stock, if any, held by Executive, and the Initial RSUs and the Additional RSUs, payment of the Sale Bonus shall be in lieu of any other bonus or other consideration payable by the Company to Executive arising from or related to the Company Sale Event, including any change-in-control payment whether payable solely as a result of a Company Sale Event or similar transaction or termination of Executive’s employment or diminution of Executive’s responsibilities in connection with or within a specified period following consummation of a Company Sale Event or similar transaction.
     5. Expiration. Executive’s right to a Sale Bonus shall terminate if a Company Sale Event is not consummated on or prior to February 21, 2008. In addition to the foregoing, Executive shall cease to be entitled to receive the Sale Bonus or the Contingent RSUs, or the vesting of the Additional RSUs, immediately upon Executive’s voluntary separation from employment with the Company, or upon the Company’s termination of Executive’s employment for “cause”, at any time prior to (in the case of the Sale Bonus) the consummation of the Company Sale Event or (in the case of the Additional RSUs or the Contingent RSUs), the date such RSUs vest or are granted in accordance herewith. As used herein, termination of employment “for cause” shall mean termination because of any material act involving Executive’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, failure to carry out his material duties or lawful directives and policies of the Company’s Board of Directors or any committee thereof, or commission of a felony. In addition, in the event of Executive’s death or termination of employment due to permanent disability before the granting of the Contingent RSUs or vesting of the Additional RSUs, as the case may be, the Contingent RSUs shall lapse and the Additional RSUs shall only vest upon the consummation of a Company Sale Event on or prior to February 21, 2008. The term “appointment of a New CEO” or similar words shall mean the hiring of and commencement of employment by a new “permanent” chief executive officer of the Company other than Executive and other than an executive designated as an interim CEO.
     6. Continued Employment. Nothing in this Agreement shall confer upon Executive the right to continue employment with the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of Executive, which rights are hereby expressly reserved by each, to terminate Executive’s employment at any time for any reason, with or without cause.
     7. Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.
     8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any choice or conflict of laws provisions.
     9. Effectiveness. This Agreement shall become effective upon and subject to the execution and delivery of the Agreement and Plan of Merger by all parties thereto on or prior to February ___, 2007, absent which it shall be null and of no force or effect ab initio.
     IN WITNESS HEREOF, each of the parties, with the undersigned Chairman of the Compensation Committee of the Company’s Board of Directors doing so by authority duly given, have executed this Agreement effective as of the date first set forth above.

/s/ Gregory Mays
Gregory Mays

WILD OATS MARKETS, INC.
By:	/s/ David Gallitano
Dave Gallitano
Chairman, Compensation Committee of the Board of Directors